NEWS

RELEASE

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Astronics Corporation × 130 Commerce Way × East Aurora, NY × 14052-2191
For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

ASTRONICS CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2004 RESULTS

EAST AURORA, NY, February 10, 2005 -- Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting, electronics, and electrical power management systems for the global aerospace and defense industry, today reported results for the fourth quarter and full year 2004 which ended December 31, 2004. Sales for the fourth quarter were flat with the prior year period at $8.3 million. Net loss for the fourth quarter 2004 of $0.7 million, or $.08 per diluted share, compared with last year's fourth quarter net income of $0.6 million, or $.07 per diluted share.

When compared with the fourth quarter of 2003, the loss for the 2004 fourth quarter was primarily attributable to $0.6 million of increased engineering and development costs, a $0.3 million charge for the write down of a note receivable relating to the sale in 2001 of a former production facility and $140 thousand in currency translation expense. Engineering and development costs were $1.7 million in the fourth quarter of 2004 compared with $1.1 million in the same period in 2003. The increase of engineering and development costs was the result of the high number of developmental projects awarded to Astronics during the past two years. In addition, the fourth quarter of 2003 had the benefit of a $0.4 million adjustment to variable compensation.

Peter J. Gundermann, President and CEO of Astronics Corporation, noted, "2004 was a year of significant investment for Astronics as we focused on winning and developing new contracts to expand our lighting and control content on the new breed of military, commercial and business jet aircraft under development. We are making great strides in the development programs and several should transition to production programs during 2005. We see the market strengthening in certain areas and are focused on adding more value for our customers as demand picks up."

Sales to the business jet market in the fourth quarter 2004 were up $1.0 million, or 49%, to $3.1 million as compared with the fourth quarter of 2003. The growth was driven by demand for new aircraft. Additional content on newer aircraft and redesigned standard models also contributed to the growth in sales. Growth in sales in the business jet market was not enough to offset declines in commercial transport and military market sales. Commercial transport sales were down 9%, or $0.2 million, to $1.7 million, while military sales were down $1.0 million, or 22.5%, as demand for spare parts was down.

Capital expenditures in the fourth quarter of 2004 were $457 thousand, while depreciation and amortization for the quarter was $279 thousand.

2004 Review

For the year, Astronics had a loss from continuing operations of $0.7 million, or $.09 per diluted share, on sales of $34.7 million. This compares with income from continuing operations of $0.8 million on $33.2 million in sales in 2003. The loss for 2004 reflects the same issues as the quarter. Engineering and development costs were up $2.2 million, or 61%, to $5.8 million in 2004 compared with $3.6 million in 2003. As noted earlier, levels of spending on engineering and development expenses have increased as the Company adds engineers and incurs expenses for the development of lighting products and subsystems for new generation aircraft. Bad debt expense, relating to the write down of the note receivable discussed earlier, for the year totaled $0.45 million. At December 31, 2004, the note receivable was fully reserved.

During 2004, 30% higher business jet market sales of $2.5 million combined with $0.1 million in higher sales to the commercial transport market and other, more than offset the $1.3 million decline in sales to the military market. Lower military sales were attributed to lower demand for spare parts .

For the full year 2004, capital expenditures were $1.1 million compared with $0.4 million in 2003. Depreciation for 2004 was $1.3 million.

Outlook

Bookings, or orders received, during the fourth quarter of 2004 were $9.9 million, exceeding shipments for the quarter by 18%. For the year 2004, bookings were $43 million, exceeding shipments by 24%. Backlog, or firm purchase orders for production, at the end of 2004 was $27.2 million, up 45% from $18.7 million at the end of 2003.

Mr. Gundermann noted, "2004 was certainly a challenging year with respect to our financial results. But at the same time, it was a very rewarding year. We made measurable progress on our development projects and experienced strong order inflows, leaving us with a very healthy backlog at the end of the year. This, combined with our recent acquisition of Astronics AES, makes us optimistic about 2005. We anticipate that revenue in 2005 will reach $70 million, and that we will return to profitability as we move through the year."

Webcast and Conference Call
The Company will host a teleconference at 11:00 a.m. ET on February 10, 2005 to discuss the acquisition of AES and to review 2004 financial results. The Astronics conference call can be accessed the following ways:

•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by calling (303) 262-2051 approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.
•	A replay can also be heard by calling (303) 590-3000, and entering passcode 11018342#. The telephonic replay will be available through Thursday, February 17, 2005 at 11:59 p.m. ET.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a manufacturer of specialized lighting, electrical power generation, control, and distribution for military, commercial transport and business jet aircraft. Its strategy is to expand from a components and subsystems supplier to an aircraft lighting and power systems integrator, increasing the value and content it provides to a growing number of various aircraft platforms. Its subsidiary Luminescent Systems Inc. designs and manufactures lighting and controls for the cockpit cabin and exterior of aircraft in all markets. Astronics AES produces power generation, distribution and control systems for military, commercial transport, and business jet aircraft.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially than those contemplated by the statements. Important factors that could cause actual results to differ materially include the Company's ability to execute its strategy, the impact of the economy, the likelihood activity in the markets served will translate into future sales, the likelihood that product qualifications will result in full production contracts, the expected level of revenue can be achieved, and the state of the aerospace industry, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Tables follow.

ASTRONICS CORPORATION CONSOLIDATED INCOME STATEMENT DATA (unaudited)
(in thousands except per share data)
	Three months ended		Year ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Sales	$8,338	$8,327	$34,696	$33,182
Cost of products sold	7,846	6,502	30,087	26,439
Selling general and administrative and interest expense	1,693	1,174	5,791	5,694
Income (loss) from continuing operations before tax	(1,201)	651	(1,182)	1,049
Income taxes	(543)	109	(448)	267
Income (loss) from continuing operations	(658)	542	(734)	782
Income from discontinued operations	-	19	-	331
Net Income (loss)	$(658)	$561	$(734)	$1,113

Basic earnings (loss) per share:
Continuing operations	$(0.08)	$0.07	$(0.09)	$0.10
Discontinued operations	$-	$-	$-	$0.04
Net Income (loss)	$(0.08)	$0.07	$(0.09)	$0.14

Diluted earnings (loss) per share:
Continuing operations	$(0.08)	$0.07	$(0.09)	$0.10
Discontinued operations	$-	$-	$-	$0.04
Net Income (loss)	$(0.08)	$0.07	$(0.09)	$0.14

Weighted average diluted shares outstanding	7,791	7,788	7,766	7,815

ASTRONICS CORPORATION CONSOLIDATED BALANCE SHEET DATA (unaudited)
(in thousands)
	12/31/2004	12/31/2003
ASSETS:
Cash and cash equivalents	$8,476	$11,808
Short-term investments	1,000	-
Accounts receivable	5,880	4,383
Inventories	7,110	5,707
Prepaid expenses	1,356	1,378
Deferred income taxes	660	-
Property, plan and equipment, net	15,221	15,119
Other assets	5,533	7,079
Total Assets	$45,236	$45,474

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long term debt	$908	$896
Accounts payable and accrued expenses	4,937	3,458
Net current liabilities of discontinued operations	533	155
Long-term debt	11,154	12,482
Long term liabilities of discontinued operations	-	397
Other liabilities	5,044	5,146
Shareholders' equity	22,660	22,940
Total liabilities and shareholders' equity	$45,236	$45,474

ASTRONICS CORPORATION SALES BY MARKET ($, in thousands)

	Three Months Ended			Twelve Months Ended
	12/31/2004	12/31/2003	% change	12/31/2004	12/31/2003	% change

Military	$3,263	$4,212	-22.53%	$15,929	$17,260	-7.71%
Commercial Transport	1,662	1,832	-9.28%	6,622	6,489	2.05%
Business Jet	3,064	2,057	48.95%	10,706	8,234	30.02%
Other	349	226	54.42%	1,439	1,199	20.02%
Total	$8,338	$8,327	0.13%	$34,696	$33,182	4.56%

ORDER AND BACKLOG TREND ($, in thousands)

	Q403 12/31/03	FY 2003 12/31/03	Q104 3/29/04	Q204 7/3/04	Q304 10/2/04	Q404 12/31/04	FY 2004 12/31/04
Bookings	$10,057	$34,765	$13,270	$8,300	$11,700	$9,862	$43,132
Backlog	$18,730	$18,730	$230,030	$22,300	$25,600	$27,170	$27,170
Book:Bill	1.21	1.05	1.48	0.93	1.38	1.18	1.24